Exhibit 99.1

Sovran Self Storage Reports First Quarter Results; Acquires $22 Million of Properties; Increases Guidance for 2013

BUFFALO, N.Y.--(BUSINESS WIRE)--May 1, 2013--Sovran Self Storage, Inc. (NYSE: SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2013.

Net income available to common shareholders for the first quarter of 2013 was $14.3 million or $0.47 per fully diluted share. For the same period in 2012, net income available to common shareholders was $11.1 million, or $0.39 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.82 per fully diluted common share compared to $0.75 for the same period last year. The Company incurred net acquisition costs of $0.5 million in connection with its property purchases in the first quarter of 2013; in the first quarter of 2012, it incurred an immaterial amount of acquisition costs. Absent these acquisition charges, FFO per share was $0.84 and $0.75 for the first quarter of 2013 and 2012, respectively.

Improved occupancies and the reduced use of move-in incentives contributed to the increase in FFO for the first quarter of 2013.

David Rogers, the Company’s CEO, commented, “We enjoyed another strong quarter. Occupancy levels grew even during our traditionally slowest season as a result of our web marketing initiatives, revenue management system and our focus on the customer experience. As we enter the peak rental season, we feel increasingly optimistic that 2013 should continue to be a prosperous one.”

OPERATIONS:

Revenues for the 362 stores wholly owned by the Company for the entire quarter of each year increased 8.1% from those of the first quarter of 2012, the result of a 530 basis point increase in average occupancy to 87.4%, reduced move-in incentives and strong growth in insurance commissions.

Same store operating expenses increased 3.3% for the first quarter of 2013 compared to the prior year period, mainly as a result of increased snow removal costs, property taxes and credit card fees.

Consequently, same store net operating income increased 10.6% this period over the first quarter of 2012.

Total revenues increased 17% over last year’s first quarter, while operating costs increased 14.9%, resulting in an NOI(3) increase of 18.1%. Overall occupancy averaged 85.7% for the period and rental rates improved to an average of $10.76 per sq. ft.

General and administrative expenses grew by approximately $1.2 million over the same period in 2012, primarily due to increased salaries and internet advertising associated with the net 35 stores added to the Company’s platform since January 1st of last year.

During the first quarter of 2013, the Company experienced positive same store revenue growth in all but one of the states in which it operates. The stores with the strongest revenue impact include those in Texas, Florida, New York and North Carolina.

PROPERTIES:

The Company acquired three self storage properties late in the first quarter of 2013: one each in San Antonio, TX; Boston, MA; and Long Island, NY. The stores were acquired via two separate transactions at a total cost of $22 million and were funded with the proceeds of the Company’s “at the market” (ATM) offering.

The properties total approximately 131,000 square feet and complement the Company’s existing portfolio as all are located in markets in which the Company already has a presence.

During the three months ended March 31, 2013, the Company also added seven stores to its Uncle Bob’s Management platform.

In February, 2013, the Company sold its equity interest and mortgage note in a formerly consolidated joint venture for $4.4 million, resulting in a gain on the sale of $0.4 million. This joint venture’s assets consisted of one storage facility.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at March 31, 2013:

-	Debt to Enterprise Value (at $64.49/share)	24.3%
-	Debt to Book Cost of Storage Facilities	36.9%
-	Debt to EBITDA Ratio	4.7x
-	Debt Service Coverage	3.1x

At March 31, 2013, the Company had approximately $6.9 million of cash on hand, and $99 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

During the quarter, the Company issued 822,000 shares of its common stock via its previously announced ATM program. The shares were sold at an average price of $62.04 and the net proceeds of $50.2 million were used to fund the aforementioned property purchases and to pay down its line of credit balance.

YEAR 2013 EARNINGS GUIDANCE:

Management is encouraged by greater customer traffic and increasing rental rates in most markets. The following assumptions covering operations have been utilized in formulating updated guidance for the second quarter and full year 2013:

Same Store
Projected Increases Over 2012

	2Q 2013	Full Year 2013

Revenue	6.5 – 7.5%	5.25 – 6.25%

Operating Cost (excluding property taxes)	4.0 – 5.0%	3.5 – 4.5%
Property Taxes	3.5 – 4.0%	4.5 – 5.0%
Total Operating Expenses	4.0 – 5.0%	4.0 – 4.75%

Net Operating Income	8.0 – 9.0%	6.0 – 7.0%

The Company intends to spend up to $25 million on its expansion and enhancement program. It has also budgeted $13 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

Prospective purchases of properties made for the remainder of 2013 are not expected to significantly impact guidance inasmuch as the Company expects to invest in both low occupancy turn-around opportunities as well as stabilized properties. Accordingly, neither the net operating income nor the acquisition costs relating to any acquisitions that may be made in the last three quarters of 2013 are included in guidance.

General and administrative expenses are expected to increase to approximately $34 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence and revenue management program.

At March 31, 2013, all but $76 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s line of Credit agreement at a floating rate of LIBOR plus 2.0%.

At March 31, 2013, the Company had 31.4 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2013 to be approximately $3.54 to $3.58 per share, and between $0.88 and $0.90 per share for the second quarter of 2013.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 2, 2013. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 412346.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 471 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA

	(unaudited)
	March 31,		December 31,
(dollars in thousands)	2013		2012
Assets
Investment in storage facilities:
Land	$	302,930	$	299,544
Building, equipment and construction in progress		1,473,722		1,456,410
		1,776,652		1,755,954
Less: accumulated depreciation		(339,102)		(328,952)
Investment in storage facilities, net		1,437,550		1,427,002
Cash and cash equivalents		6,916		7,255
Accounts receivable		3,116		3,450
Receivable from joint venture		740		856
Investment in joint venture		34,263		34,255
Prepaid expenses		7,234		4,947
Intangible asset - in-place customer leases (net of accumulated
amortization of $11,159 in 2013 and $10,337 in 2012)		2,321		2,891
Other assets		3,400		3,785
Total Assets	$	1,495,540	$	1,484,441

Liabilities
Line of credit	$	76,000	$	105,000
Term notes		575,000		575,000
Accounts payable and accrued liabilities		22,031		36,667
Deferred revenue		6,847		6,416
Fair value of interest rate swap agreements		14,013		15,707
Mortgages payable		4,206		4,251
Total Liabilities		698,097		743,041

Noncontrolling redeemable Operating Partnership Units at redemption value		12,591		12,670

Equity
Common stock		325		316
Additional paid-in capital		998,739		943,604
Accumulated deficit		(173,334)		(172,773)
Accumulated other comprehensive loss		(13,703)		(15,242)
Treasury stock at cost		(27,175)		(27,175)
Total Shareholders' Equity		784,852		728,730
Total Liabilities and Equity	$	1,495,540	$	1,484,441

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	March 31, 2013	March 31, 2012

Revenues
Rental income	$59,995	$51,213
Other operating income	3,367	2,808
Management fee income	973	806
Acquisition fee income	-	146
Total operating revenues	64,335	54,973

Expenses
Property operations and maintenance	15,283	13,435
Real estate taxes	6,461	5,484
General and administrative	8,793	7,565
Acquisition related costs	486	7
Depreciation and amortization	10,359	9,012
Amortization of in-place customer leases	931	882
Total operating expenses	42,313	36,385

Income from operations	22,022	18,588

Other income (expense)
Interest expense (A)	(8,457)	(8,253)
Interest income	-	3
Gain on sale of real estate	421	-
Equity in income of joint ventures	386	68

Income from continuing operations	14,372	10,406
Income from discontinued operations	-	863
Net income	14,372	11,269
Net income attributable to noncontrolling interests	(92)	(131)
Net income attributable to common shareholders	$14,280	$11,138

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.47	$0.36
Discontinued operations	$-	$0.03
Earnings per share - basic	$0.47	$0.39

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.47	$0.36
Discontinued operations	$-	$0.03
Earnings per share - diluted	$0.47	$0.39

Common shares used in basic
earnings per share calculation	30,488,853	28,785,663

Common shares used in diluted
earnings per share calculation	30,654,495	28,877,736

Dividends declared per common share	$0.4800	$0.4500

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$8,248	$8,044
Amortization of deferred financing fees	209	209
Total interest expense	$8,457	$8,253

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	March 31, 2013	March 31, 2012

Net income attributable to common shareholders	$14,280	$11,138
Net income attributable to noncontrolling interests	92	131
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	11,090	9,801
Depreciation of real estate included in discontinued operations	-	352
Depreciation and amortization from unconsolidated joint ventures	375	390
Gain on sale of real estate	(421)	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(162)	(254)
Funds from operations available to common shareholders	25,254	21,558
FFO per share - diluted	$0.82	$0.75

Non-recurring Adjustments to FFO
Acquisition costs expensed	486	7
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	-	147
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(3)	(146)
Adjusted funds from operations available to common shareholders	25,737	21,566
Adjusted FFO per share - diluted	$0.84	$0.75

Common shares - diluted	30,654,495	28,877,736

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	January 1, 2013	January 1, 2012
	to	to			Percentage
(dollars in thousands)	March 31, 2013	March 31, 2012	Change		Change

Revenues:
Rental income	$55,048	$51,071	$	3,977	7.8%
Tenant insurance commissions	1,641	1,263		378	29.9%
Other operating income	1,152	1,185		(33)	-2.8%
Total operating revenues	57,841	53,519		4,322	8.1%

Expenses:
Payroll and benefits	5,724	5,664		60	1.1%
Real estate taxes	5,666	5,452		214	3.9%
Utilities	2,280	2,200		80	3.6%
Repairs and maintenance	2,307	2,087		220	10.5%
Office and other operating expense	2,145	2,015		130	6.5%
Insurance	918	841		77	9.2%
Advertising & yellow pages	373	530		(157)	-29.6%
Total operating expenses	19,413	18,789		624	3.3%

Net operating income (3)	$38,428	$34,730	$	3,698	10.6%

QTD Same store move ins	36,037	37,591		(1,554)

QTD Same store move outs	34,483	33,385		1,098

(2) Includes the 362 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

OTHER DATA	Same Store (2)		All Stores (4)
	2013	2012	2013		2012

Weighted average quarterly occupancy	87.4%	82.1%		85.7%		81.8%

Occupancy at March 31	87.6%	82.9%		86.0%		82.6%

Rent per occupied square foot	$10.61	$10.57	$	10.76	$	10.49

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the three months ended March 31, 2013:

Beginning balance	$1,755,954
Property acquisitions	21,939
Improvements and equipment additions:
Expansions	3,731
Roofing, paving, and equipment:
Stabilized stores	1,385
Recently acquired stores	226
Change in construction in progress (Total CIP $6.4 million)	(2,024)
Dispositions and Impairments	(4,559)
Storage facilities at cost at period end	$1,776,652

Comparison of Selected G&A Costs	Quarter Ended
	March 31, 2013	March 31, 2012

Management and administrative salaries and benefits	4,626	3,782
Internet advertising & marketing	1,054	850
Training	434	320
Call center	382	377
Uncle Bob's Management costs	186	140
Income taxes	332	407
Other administrative expenses (5)	1,779	1,689
	$8,793	$7,565

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	March 31, 2013	March 31, 2012

Common shares outstanding	31,376,265	28,982,918
Operating Partnership Units outstanding	199,163	339,025

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended March 31, 2013
(unaudited)

			Avg Qtrly	Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Rent per	for the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	March 31,		Ended March 31,			Ended March 31,			Ended March 31,
State	Stores	Feet	Square Foot	2013	2012	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Alabama	22	1,648	$7.81	84.0%	78.3%	$2,918	$2,715	7.48%	$959	$941	1.91%	$1,959	$1,774	10.43%
Arizona	9	537	10.13	83.9%	87.6%	1,238	1,226	0.98%	386	389	-0.77%	852	837	1.79%
Connecticut	5	295	17.18	93.0%	89.1%	1,212	1,152	5.21%	424	389	9.00%	788	763	3.28%
Florida	54	3,542	10.14	86.8%	79.8%	8,244	7,689	7.22%	2,705	2,781	-2.73%	5,539	4,908	12.86%
Georgia	23	1,492	9.81	86.5%	81.5%	3,346	3,139	6.59%	1,079	1,055	2.27%	2,267	2,084	8.78%
Louisiana	14	818	10.73	88.2%	85.7%	2,028	1,904	6.51%	544	518	5.02%	1,484	1,386	7.07%
Maine	2	113	12.29	87.8%	76.9%	319	277	15.16%	119	117	1.71%	200	160	25.00%
Maryland	3	139	15.98	89.1%	87.9%	511	504	1.39%	162	166	-2.41%	349	338	3.25%
Massachusetts	12	656	13.14	90.5%	82.7%	2,048	1,895	8.07%	769	734	4.77%	1,279	1,161	10.16%
Mississippi	12	918	9.18	87.1%	81.6%	1,936	1,830	5.79%	567	556	1.98%	1,369	1,274	7.46%
Missouri	8	501	11.03	89.5%	84.8%	1,289	1,204	7.06%	482	458	5.24%	807	746	8.18%
New Hampshire	4	261	10.72	89.5%	81.1%	655	617	6.16%	218	215	1.40%	437	402	8.71%
New Jersey	2	121	16.30	79.4%	80.9%	410	433	-5.31%	216	188	14.89%	194	245	-20.82%
New York	28	1,677	13.94	85.4%	83.9%	5,233	4,872	7.41%	1,898	1,793	5.86%	3,335	3,079	8.31%
North Carolina	18	1,058	9.32	87.5%	75.1%	2,275	1,942	17.15%	700	691	1.30%	1,575	1,251	25.90%
Ohio	17	1,148	9.46	86.8%	83.9%	2,448	2,268	7.94%	821	828	-0.85%	1,627	1,440	12.99%
Pennsylvania	4	220	9.85	88.0%	83.4%	494	473	4.44%	164	162	1.23%	330	311	6.11%
Rhode Island	4	207	12.44	83.8%	80.9%	577	492	17.28%	230	206	11.65%	347	286	21.33%
South Carolina	8	451	9.80	85.3%	84.9%	997	956	4.29%	365	364	0.27%	632	592	6.76%
Tennessee	4	291	9.69	90.0%	90.4%	661	609	8.54%	249	241	3.32%	412	368	11.96%
Texas	91	6,491	10.73	89.8%	83.9%	16,243	14,751	10.11%	5,443	5,177	5.14%	10,800	9,574	12.81%
Virginia	18	1,188	10.73	82.8%	76.8%	2,759	2,571	7.31%	913	820	11.34%	1,846	1,751	5.43%

Same Store Total	362	23,772	$10.61	87.4%	82.1%	$57,841	$53,519	8.08%	$19,413	$18,789	3.32%	$38,428	$34,730	10.65%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
362 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
March 31, 2013
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2013	2014	2015		2016	2017		Thereafter	Total

Line of credit	Aug-2016	Variable	2.20%	$-	$-	$	-	$76,000	$	-	$-	$76,000

Term note	Sep-2013	Swapped to fixed	5.94%	20,000	-		-	-		-	-	20,000
Term note	Sep-2013	Fixed	6.26%	80,000	-		-	-		-	-	80,000
Mortgage note	Sep-2013	Fixed	6.76%	889	-		-	-		-	-	889
Mortgage note	Mar-2014	Fixed	6.35%	25	949		-	-		-	-	974
Term note	Apr-2016	Fixed	6.38%	-	-		-	150,000		-	-	150,000
Term note	Aug-2018	Swapped to fixed	4.37%	-	-		-	-		-	125,000	125,000
Term note	Aug-2018	Swapped to fixed	3.61%	-	-		-	-		-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-		-	-		-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%	90	126		134	142		151	1,700	2,343

				$101,004	$1,075	$	134	$226,142	$	151	$326,700	$655,206

(1) Rate as of March 31, 2013 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.2 million in 2013.

CONTACT:
Sovran Self Storage, Inc
Diane Piegza, 716-650-6115
Vice President-Corporate Communications